SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-52485

Date of Report: August 1,  2007

CASPIAN INTERNATIONAL OIL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-5588710
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 West Loop South, Suite 850, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(713) 621-9222
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Appointment of Certain Officers

On August 1, 2007 the Board of Directors appointed Lindell E. Montgomery to serve as President of the Corporation.  As President, Mr. Montgomery will report to the Corporation’s Chief Executive Officer.  Information regarding Mr. Montgomery follows.

Lindell E. Montgomery has been employed in the oil and gas industry since 1957, spending the past thirty years in managerial positions.  Since 1999 Mr. Montgomery has been employed as a Director and Vice President for Marketing by Seis Pros, Inc. a company based in Houston that is engaged in seismic data acquisition.  During the ten years prior to joining Seis Pros, Mr. Montgomery was primarily involved in oil and gas exploration in Kazakhstan.  Mr. Montgomery was awarded a B.Sc. degree in 1957 by the St. Louis University Institute of Technology.  He is 71 years old.

The Corporation has entered into an employment agreement with Mr. Montgomery.  The Agreement provides that Mr. Montgomery will devote as much time as needed to accomplish the tasks set for him by the Board of Directors, but at least 50% of his working week.  The Corporation will pay him an annual salary of $120,000.  The Corporation will also issue to Mr. Montgomery two three year options:  one to purchase 125,000 shares at $.30 per share that will vest on February 1, 2007, and one to purchase 125,000 shares at $.50 per share that will vest on August 1, 2008.

Item 9.01

Exhibits and Financial Statements

10-a

Employment Agreement dated July 31, 2007 between Caspian International Oil Corporation and Lindell E. Montgomery.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 7, 2007

CASPIAN INTERNATIONAL OIL CORPORATION

By: /s/ Lindell E. Montgomery

     Lindell E. Montgomery, President